Exhibit 3.1

Articles of Incorporation

Chapter 1 General Provisions

(Trade name)

Artile 1 The name of the Company shall be “GATES GROUP株式会社” and the English name shall be “GATES GROUP Inc.”

(Purpose)

Artile 2 The purpose of the Company shall be to engage in the following businesses:

(1)	The purpose of the Company shall be to control and manage the business activities of companies engaged in the businesses listed in the following items by holding shares or equity interests in such companies:

1.	Purchase, sale, exchange, lease, brokerage, management, sale and ownership of real estate

2.	Planning, research and consulting related to the effective use of real estate

3.	Renovation business

4.	Construction contracting, design and supervision of construction and civil engineering

5.	Consulting on asset management

6.	Housing loan administration services and housing loan consulting

7.	Private qualification examination contracting

8.	Sales and sales agency of solar power generation facilities

9.	Leasing and management of real estate

10.	Non-life insurance agency

11.	Management Consulting

12.	Cleaning services

13.	Recruitment of franchise stores and management guidance

14.	Fee-charging employment placement business

15.	Specified Joint Real Estate Ventures based on the Specified Joint Real Estate Ventures Act

16.	Type II Financial Instruments Business

17.	Planning, organization, management and administration of the fund

18.	Investment business

19.	Money Lending Business

20.	Sale and purchase of real estate trust beneficiary rights

(2)	The Company may operate any of the businesses listed in the items of the preceding paragraph and any business incidental or related thereto.

(Location of Head Office)

Article 3 The head office of the Company shall be located in Shinjuku-ku, Tokyo.

(Organizational Structure)

Article 4. The Company shall have the following organizations in addition to the General Meeting of Shareholders and Directors.

(1)	Board of Directors

(2)	Corporate Auditors

(3)	Board of Corporate Auditors

(Method of Public Notice)

Article 5. Public notices of the Company shall be made by electronic public notices. Provided, however, that in cases where it is not possible to do so by means of electronic advertising due to unavoidable circumstances, such matters shall be published in the Official Gazette.

Chapter 2. Shares

(Total Number of Authorized Shares)

Article 6. The total number of shares authorized to be issued by the Company shall be 67,500,000.

(Non-Issuance of Share Certificates)

Article 7. No share certificates shall be issued for the shares of the Company.

(Restriction on Transfer of Shares)

Article 8 In order to acquire the shares of the Company by transfer, the approval of the Board of Directors shall be obtained.

(Demand for Sale of Shares to Heir, etc.)

Article 9. Any person who has acquired the Company’s shares by general succession, including inheritance may demand that such shares be sold to the Company.

(Determination of Rights to Receive Allotment of Shares, etc.)

Article 10 In the event that the Company, in offering shares or stock acquisition rights issued by the Company to subscribers, grants shareholders the right to receive allotment of such shares or stock acquisition rights, the Company shall determine the matters of such offering and the matters set forth in each item of Article 202, paragraph 1 of the Companies Act or each item of Article 241, paragraph 1 of the Companies Act by a resolution of the Board of Directors.

(Administrator of Shareholder Registry)

Article 11. The Company shall have an administrator of shareholder register.

②	The administrator of shareholder register and its office shall be determined by resolution of the Board of Directors.

③	The preparation and maintenance of the shareholder register and the share option register of the Company and other administrative work related to the shareholder register and the share option register shall be entrusted to the administrator of shareholder register and shall not be handled by the Company.

(Share Handling Regulations)

Article 12. The handling of shares of the Company, fees and commissions, and procedures for shareholders to exercise their rights shall be governed by the Share Handling Regulations established by the Board of Directors, in addition to laws or the Articles of Incorporation.

Chapter 3 General Meeting of Shareholders

(Invitations)

Article 13. The Ordinary General Meeting of Shareholders of the Company shall be convened in March of each year, and the Extraordinary General Meeting of Shareholders shall be convened whenever necessary.

(Record Date of Annual Shareholders Meeting)

Article 14. The record date for voting rights at the ordinary general meeting of shareholders of the Company shall be December 31 of each year.

(Convener and Chairperson)

Article 15. The President and Director shall convene the General Meeting of Shareholders and act as the chairperson thereof.

②	In the event that the President and Director is unable to perform his / her duties, another Director shall convene the General Meeting of Shareholders in accordance with the order determined in advance by the Board of Directors and act as the chairperson thereof.

(Electronic Provision Measures, etc.)

Article 16. The Company shall provide the information contained in the Reference Documents for the General Meeting of Shareholders, etc. electronically at the time of convocation of the General Meeting of Shareholders.

②	The Company shall not be required to state all or part of the matters prescribed by the applicable Ordinance of the Ministry of Justice among the matters for which the Electronic Provision Measures are taken in the documents to be delivered to the shareholders who made the Request for Delivery of Written Documents by the record date for voting rights.

(Method of Resolution)

Article 17. Unless otherwise provided by law or the Articles of Incorporation, resolutions of the General Meeting of Shareholders shall be adopted by a majority of the voting rights of the shareholders present who are entitled to exercise their voting rights.

②	The resolution set forth in Article 309, Paragraph 2 of the Companies Act shall be adopted by at least two-thirds of the voting rights of the shareholders present at the meeting where the shareholders holding at least one third of the voting rights of the shareholders entitled to exercise their voting rights are present.

(Proxy Voting)

Article 18. A shareholder may exercise his / her voting rights by proxy through one other shareholder of the Company who has voting rights.

②	Shareholders or proxies must submit to the Company a document certifying the authority of proxy at each General Meeting of Shareholders.

(Minutes of General Meeting of Shareholders)

Article 19. With respect to the proceedings of the General Meeting of Shareholders, the Company shall prepare minutes containing the matters prescribed by laws and regulations and preserve it for the period of 10 years at the head office of the Company.

Chapter 4 Directors and Board of Directors

(Number of Directors)

Article 20. The Company shall have three or more Directors.

(Method of Appointment)

Article 21. Directors shall be elected at the general meeting of shareholders.

②	The resolution to elect Directors shall be adopted by a majority of the votes of the shareholders present at the meeting where the shareholders holding one third (1 / 3) or more of the voting rights of the shareholders entitled to exercise their voting rights are present.

③	The resolution to elect Directors shall not be made by cumulative voting.

(Term of Office)

Article 22. The term of office of Directors shall expire at the conclusion of the ordinary general meeting of shareholders relating to the last fiscal year ending within one year after his / her election.

(Representative Directors and Executive Directors)

Article 23. The Board of Directors shall appoint Representative Directors by its resolution.

②	The Board of Directors may, by its resolution, appoint one Chairman of the Board of Directors, one President and CEO, and a small number of Senior Managing Directors and Managing Directors.

(Convener and Chairperson of Board of Directors Meetings)

Article 24. Unless otherwise provided for in laws and regulations, the President shall convene and deliberate the Board of Directors.

②	In the event of a vacancy or accident of the President and Director, one of the other Directors shall convene a meeting of the Board of Directors and act as Chairman in accordance with the order determined in advance by the Board of Directors.

(Notice of Convocation of Board of Directors Meetings

Article 25. Notice of convocation of the Board of Directors shall be dispatched to each Director and each Corporate Auditor no later than three days prior to the day of the meeting. Provided, however, that this period may be shortened when there is an urgent necessity.

②	With the consent of all Directors and Corporate Auditors, a meeting of the Board of Directors may be held without the convocation procedures.

(Method of Resolution of Board of Directors Meetings

Article 26. Resolutions of the Board of Directors shall be adopted by a majority of the votes of the directors present at a meeting where a majority of the directors who are entitled to participate in the voting are present.

②	If the requirements of Article 370 of the Companies Act are satisfied, the Company shall deem that a resolution of the Board of Directors has been made with respect to the matters that are the purpose of the resolution of the Board of Directors.

(Minutes of Board of Directors Meetings)

Article 27. Minutes of the Board of Directors shall be prepared in accordance with the applicable Ordinance of the Ministry of Justice, and the Directors and Corporate Auditors present at the meeting shall sign, affix their names and seals thereto or put their electronic signatures thereon.

(Board of Directors Regulations)

Article 28. Matters concerning the Board of Directors shall be determined by the Regulation of Board of Directors stipulated by the Board of Directors in addition to laws and regulations or the Articles of Incorporation.

(Remuneration, etc.)

Article 29. Directors’ remuneration, bonus and other remuneration received from the Company as consideration for Performance of Duties (hereinafter referred to as “Remuneration,”) shall be determined by the resolution of the General Meeting of Shareholders.

(Exemption from Liability of Directors)

Article 30. Pursuant to the provisions of Article 426, Paragraph 1 of the Companies Act, the Company shall exempt directors (including those who were previously directors) from liability for damages due to negligence of their duties to the extent permitted by laws and regulations by a resolution of the Board of Directors.

②	Pursuant to Article 427, Paragraph 1 of the Companies Act, The Company may enter into an agreement with Directors (excluding those who are Executive Directors, etc.) to limit their liability for damages due to negligence of their duties pursuant to Article 427, Paragraph 1 of the Companies Act. However, the maximum amount of liability based on such contract shall be the minimum liability limit stipulated by laws and regulations.

Chapter 5 Corporate Auditors and Board of Corporate Auditors

(Number of Corporate Auditors)

Article 31. The Company shall have three or more Corporate Auditors.

(Method of Appointment)

Article 32. Corporate Auditors shall be elected at the General Meeting of Shareholders.

②	The resolution to elect Corporate Auditors shall be adopted by a majority of the voting rights of the shareholders present at the meeting where the shareholders holding one third or more of the voting rights of the shareholders entitled to exercise voting rights are present.

(Term of Office)

Article 33. The term of office of Corporate Auditor shall expire at the conclusion of the ordinary General Meeting of Shareholders relating to the last fiscal year ending within one year after his / her election.

(ii)	The term of office of Corporate Auditor elected as a substitute for a Corporate Auditor who retired before the expiration of his / her term of office shall be until the expiration of the term of office of the retired Corporate Auditor.

(Full-time Corporate Auditors)

Article 34. The Board of Corporate Auditors shall, by its resolution, establish full-time Corporate Auditor from among the Corporate Auditors.

(Convocation of Board of Corporate Auditors Meetings)

Article 35. Notice of convocation of the Board of Board of Corporate Auditors shall be dispatched to each Corporate Auditor no later than three days prior to the day of the meeting. Provided, however, that this period may be shortened when there is an urgent necessity.

②	With the consent of all Corporate Auditors, a meeting of the Board of Corporate Auditors may be held without the convocation procedures.

(Method of Resolution)

Article 36. Unless otherwise provided for in laws and regulations, resolutions of the Board of Corporate Auditors shall be made by a majority of the Corporate Auditors.

(Minutes of Board of Corporate Auditors Meetings)

Article 37. Minutes of the meeting of the Board of Corporate Auditors shall be prepared pursuant to the provisions of the applicable Ordinance of the Ministry of Justice, and the Corporate Auditors present at the meeting shall affix their signatures, names and seals, or electronic signatures thereto.

(Board of Corporate Auditors Regulations)

Article 38. Matters concerning the Board of Corporate Auditors shall be governed by laws and regulations or the Articles of Incorporation, as well as the Regulations of the Board of Corporate Auditors established by the Board of Corporate Auditors

(Exemption from Liability of Corporate Auditors)

Article 39. Pursuant to the provisions of Article 426, Paragraph 1 of the Companies Act, the Company shall exempt Corporate Auditors (including those who were previously Corporate Auditors) from liability for damages due to negligence of their duties to the extent permitted by laws and regulations by a resolution of the Board of Directors.

②	Pursuant to Article 427, Paragraph 1 of the Companies Act, The Company may enter into an agreement with Corporate Auditors to limit their liability for damages due to negligence of their duties pursuant to Article 427, Paragraph 1 of the Companies Act. However, the maximum amount of liability based on such contract shall be the minimum liability limit stipulated by laws and regulations.

(Remuneration, etc.)

Article 40. Remunerations for Corporate Auditors shall be determined by resolution of a General Meeting of Shareholders.

Chapter 6 Accounting

(Fiscal Year)

Article 41. The fiscal year of the Company shall be one year from January 1 to December 31 of each year.

(Decision-Making Body for Dividends of Surplus)

Article 42. The Company may determine the matters provided in each item of Article 459, Paragraph 1 of the Companies Act, including the distribution of surplus, by resolution of the Board of Directors, except as otherwise provided by laws and regulations.

(Record Date for Dividends of Surplus)

Article 43. The record date for year-end dividends of the Company shall be December 31 of each year.

②	The record date for the interim dividend of the Company shall be June 30 of each year.

③	In addition to the preceding paragraph, dividends of surplus may be paid by setting a record date.

(Period of Exclusion for Distribution)

Article 44. If the dividend property is in the form of money, the Company shall be discharged from its obligation to pay it if it is not received after a full three years from the date of commencement of payment.

②	No interest shall accrue on the money set forth in the preceding paragraph even during the period set forth in the preceding paragraph.

Enacted on May 1, 2018

Amended on March 31, 2022

Amended on March 31, 2023

Amended on March 29, 2024

Amended on April 16, 2024

Amended on April 30, 2024

Amended on June 18, 2024

Amended on October 31, 2024